Filed Pursuant to Rule 433

Registration Nos. 333-208544 and 333-208544-07

$1.0bn Nissan Auto Receivables Owner Trust 2018-A

Joint Leads: BofAML (struc), HSBC, Lloyds, MUFG

Co-Managers: BNPP/SCO/SG/TD

CL	$SIZE(MM)	WAL	EXP	LGL	M/S	BENCH	YIELD	PRICE	CPN
A1	200.000	0.25	9/18	3/15/19	P-1/A-1+	Yield%	1.900	100.00000
A2A	295.000	1.05	10/19	12/15/20	Aaa/AAA	EDSF + 9	2.402	99.99998	2.39
A2B	75.000	1.05	10/19	12/15/20	Aaa/AAA	1mLr + 9		100.00000
A3	300.000	2.25	2/21	5/16/22	Aaa/AAA	iSwaps + 10	2.670	99.98857	2.65
A4	130.000	3.45	2/22	6/17/24	Aaa/AAA	iSwaps + 20	2.915	99.97565	2.89

BILL & DELIVER	: BofAML	BBG TICKER	: NAROT 2018-A
EXPECTED RATINGS	: Moody’s/S&P	REGISTRATION	: PUBLIC
EXPECTED SETTLE	: 02/28/18	FIRST PAY DATE	: 03/15/18
ERISA ELIGIBLE	: YES	PXG SPEED	: 1.3% ABS to 5% CALL
CUSIPS A1	: 65478D AA5	DENOMS	: $1k/$1k
A2A	: 65478D AB3
A2B	: 65478D AC1
A3	: 65478D AD9
A4	: 65478D AE7

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com. The securities may not be suitable for all investors. Merrill Lynch, Pierce, Fenner & Smith, Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.